Exhibit 99.1

FOR IMMEDIATE RELEASE

Items 9 Labs Corp. Reports 12% Growth to $17.8 Million Revenue for the Nine Months Ended June 30, 2022

•	Company’s National Unity Rd. Dispensary Franchise Continues to Pave Way in the Industry, Opens First Non-Tribal, State-Licensed Medical Cannabis Establishment in the State of South Dakota and Second Colorado Store
•	Signs Definitive Agreement to Acquire Sessions Cannabis, One of Canada’s Largest Cannabis Retail Franchisors

PHOENIX, August 16, 2022 /PRNewswire/ -- Item 9 Labs Corp. (OTCQX: INLB) (the “Company”)—a vertically integrated cannabis dispensary franchisor and operator that produces premium, award-winning products—today reported its fiscal third quarter operating and financial results for the nine months ended June 30, 2022.

Recent Business Highlights

-	Company signed a definitive agreement to acquire Sessions Cannabis, one of Canada’s largest cannabis retail franchisors, which would establish Item 9 Labs Corp. as the largest, publicly traded cannabis franchise company. Item 9 Labs Corp. is currently in discussion with funding and is optimistic to close by the end of the summer.

-	Dispensary franchise Unity Rd. opened the first non-tribal, state-licensed medical cannabis establishment in the state of South Dakota in a suburb of Sioux Falls.

-	The cannabis franchise continued expansion in Colorado with a new store opening in July 2022 in North Denver and recently received license approval to open a dispensary in the Cherry Creek neighborhood of Denver. Item 9 Labs Corp. anticipates the location to be fully operational by the end of 2022.

-	Development of 20,000 square foot cultivation facility in Pahrump, Nevada is nearing completion, and is projected to be fully operational by the end of 2022.

-	Master site development of the Company’s Coolidge, Arizona cultivation and lab facility continues with building and greenhouse footings completed for vertical construction to begin in August 2022. The initial expansion to 85,000 square-feet of operations space is anticipated to be completed in Q2 2023.

-	Item 9 Labs is a top 10 cannabis brand in Arizona. With products in more than 60% of the state’s dispensaries, the brand has been holding strong as the 4th leading brand in the vape category with its Orion and broad spectrum cartridges.

“Our team has made great strides in rolling out our retail franchise [Unity Rd.] into additional markets, as exemplified by our recent openings in North Denver and South Dakota as well as our pending acquisition in Canada,” said Item 9 Labs Corp.'s Chief Executive Officer, Andrew Bowden.

He continued, “To maintain our growth momentum and continue gaining market share, we are focused on setting the bar for premium, high-quality products across our core categories. Our Orion has done exceptionally well in the market and is a favorite among dispensary team members throughout Arizona. As we seek opportunities to expand our products nationwide, we anticipate this foundational success will prove well in our targeted growth markets.”

Key Financial Highlights for Nine Months Ended June 30, 2022

-	Revenue increased 12% to $17.8 million

-	Gross profit totaled $6.7 million

-	Gross margin of 38%

-	Operating loss of $8.8 million compared with operating loss of $0.1 million

-	Net loss of $5.5 million compared with net loss of $0.8 million

-	Net loss included $1.6 million ($0.75 million paid in cash) of interest expense compared with $0.6 million ($0.13 million paid in cash)

-	Adjusted EBITDA loss of $3.9 million compared with adjusted EBITDA profit of $1.7 million (invested significantly in franchise expenses, human capital and infrastructure for expansion)

-	Cash and cash equivalents totaled $0.4 million as of June 30, 2022

-	Escrow deposits of $8.6 million in cash set aside for expansion as of June 30, 2022

Financial Results for the Nine Months Ended June 30, 2022

-	Revenue: For the nine months ended June 30, 2022, revenue was $17.8 million, an increase of $1.9 million, or 12%, compared with $15.8 million for the same period last year. This increase was primarily due to higher market demand driving increased production.

-	Gross Profit: For the nine months ended June 30, 2022, gross profit was $6.7 million, a decrease of $0.6 million, or 9%, compared with $7.3 million for the same period last year. The resulting gross margin was 38%, compared with 46% for the same period last year.

-	Total Operating Expenses: For the nine months ended June 30, 2022, total operating expenses were $15.4 million, an increase of $8 million, compared with $7.4 million for the same period last year. Operating expenses as a percentage of revenue increased to 87% from 47% for the periods compared.

Of note, $1.6 million of the Company's operating expenses for the nine months ended June 30, 2022 were non-cash expenses, including depreciation, amortization and stock-based compensation.

-	Operating Loss: For the nine months ended June 30, 2022, operating loss was $8.8 million, a decrease of $8.7 million, compared with an operating loss of $0.1 million for the same period last year.

-	Adjusted EBITDA: After adding back non-cash operating expenses, depreciation and amortization, interest and stock-based compensation, Adjusted EBITDA for the nine months ended June 30, 2022 was a loss of $3.9 million, as compared with positive EBITDA of $1.7 million for the same period last year.

-	Net Loss: For the nine months ended June 30, 2022, net loss attributable to Item 9 Labs Corp. was $12.7 million, or $0.13 per share, compared with $1.9 million, or $0.03 per share, for the same period last year.

Q3 FY2022 Earnings Call and Webcast Details

Date: Tuesday, August 16, 2022

Time: 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time)

Access by Zoom: A live and archived webcast will be available via Sequire, click on this webcast link to register or access the replay.

Access by Phone: Please call the conference telephone number 10-15 minutes prior to the start time: Dial-in number: 669-900-6833 // Meeting ID: 99285781373 // Passcode: 090590

Questions: Please submit questions to investors@item9labscorp.com before the presentation begins. The management team will do their best to answer all questions.

Consolidated Balance Sheet

ITEM 9 LABS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
	2022	2021
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$441,662	$1,454,460
Accounts receivable, net	591,504	1,448,280
Inventory	4,130,779	6,391,351
Prepaid expenses and other current assets	527,655	802,558
Total current assets	5,691,600	10,096,649

Property and equipment, net	26,307,212	10,877,848
Right of use asset	1,001,192	156,938
Construction escrow deposits	8,586,463	17,744,913
Deposits	86,604	600,000
Other assets	1,398,720	608,874
Intangible assets, net	19,222,666	18,659,095
Goodwill	58,233,386	58,064,816
Total Assets	$120,527,843	$116,809,133

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$5,819,455	$3,759,818
Accrued payroll and payroll taxes	1,846,614	2,678,694
Accrued interest	2,011,369	1,391,766
Accrued expenses	1,514,448	1,169,776
Deferred revenue, current portion	214,994	119,992
Notes payable, current portion, net of discounts	24,532,509	4,536,002
Income tax payable	7,948	—
Operating lease liability, current portion	256,471	56,592
Convertible notes payable, net of discounts	3,266,179	1,277,394
Total current liabilities	39,469,987	14,990,034

Deferred revenue, net of current portion	345,855	655,851
Operating lease liability, net of current portion	756,604	104,406
Notes payables, net of current portion and discounts	1,448,860	14,957,399

Total liabilities	42,021,306	30,707,690

Commitments and Contingencies

Stockholders' Equity:
Common stock, par value $.0001 per share, 2,000,000,000 shares authorized; 108,562,706 and 107,074,417 shares issued and 96,262,706 and 94,774,417 shares outstanding at June 30, 2022 and September 30, 2021, respectively	10,856	10,707
Additional paid-in capital	138,499,394	133,414,830
Accumulated deficit	(46,567,663)	(33,874,094)
Treasury stock	(13,450,000)	(13,450,000)

Total Item 9 Labs Corp. Stockholders' Equity	78,492,587	86,101,443
Non-controlling interest	13,950	—

Total Stockholders' Equity	78,506,537	86,101,443

Total Liabilities and Stockholders' Equity	$120,527,843	$116,809,133

Consolidated Statement of Operations

ITEM 9 LABS CORP. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended	For the three months ended	For the nine months ended	For the nine months ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Revenues, net	$4,931,322	$6,693,061	$17,755,519	$15,843,256
Cost of revenues	3,341,367	3,802,447	11,089,560	8,531,623
Gross profit	1,589,955	2,890,614	6,665,959	7,311,633

Operating expenses
Professional fees and outside services	993,452	442,483	2,207,618	1,350,196
Payroll and employee related expenses	2,683,722	1,592,673	7,889,672	4,014,819
Sales and marketing	207,213	262,473	1,260,551	389,819
Depreciation and amortization	439,052	112,159	1,320,664	360,601
Other operating expenses	1,114,323	728,100	2,747,158	1,292,154
Provision for (recovery of) bad debt	—	—	(5,000)	—
Total expenses	5,437,762	3,137,888	15,420,663	7,407,589

Loss from operations	(3,847,807)	(247,274)	(8,754,704)	(95,956)

Other income (expense)
Interest expense	(1,625,155)	(629,265)	(3,932,918)	(1,806,019)
Other income	—	42,634	318	42,634
Total other income (expense), net	(1,625,155)	(586,631)	(3,932,600)	(1,763,385)

Net loss, before income tax provision (benefit)	(5,472,962)	(833,905)	(12,687,304)	(1,859,341)

Income tax provision (benefit)	4,624	—	7,948	—

Net loss	(5,477,586)	(833,905)	(12,695,252)	(1,859,341)
Less: Net loss attributable to non-controlling interest	(7,109)	—	(1,683)	—

Net loss attributable to Item 9 Labs Corp.	$(5,470,477)	$(833,905)	$(12,693,569)	$(1,859,341)

Basic net income (loss) per common share	$(0.06)	$(0.01)	$(0.13)	$(0.03)

Basic weighted average common shares outstanding	96,162,616	92,209,521	95,446,846	72,115,022

Diluted net income (loss) per common share	$(0.06)	$(0.01)	$(0.13)	$(0.03)

Diluted weighted average common shares outstanding	96,162,616	92,209,521	95,446,846	72,115,022

Adjusted EBITDA

	Three months ended June 30,		Nine months ended June 30,
	2022	2021	2022	2021
Net loss	$(5,477,586)	$(833,905)	$(12,695,252)	$(1,859,341)
Depreciation and amortization	439,052	112,159	1,320,664	360,601
Interest expense	1,625,155	629,265	3,932,918	1,806,019
Income tax expense	4,624	—	7,948	—
Stock-based expense	1,161,739	304,672	3,032,518	1,077,252
Acquisition related costs	479,904	5,804	499,904	272,541
Adjusted EBITDA	$(1,767,112)	$217,995	$(3,901,300)	$1,657,072

About Item 9 Labs Corp.

Item 9 Labs Corp. (OTCQX: INLB) is a vertically integrated cannabis operator and dispensary franchisor delivering premium products from its large-scale cultivation and production facilities in the United States. The award-winning Item 9 Labs brand specializes in best-in-class products and user experience across several cannabis categories. The company also offers a unique dispensary franchise model through the national Unity Rd. retail brand. Easing barriers to entry, the franchise provides an opportunity for both new and existing dispensary owners to leverage the knowledge, resources, and ongoing support needed to thrive in their state compliantly and successfully. Item 9 Labs brings the best industry practices to markets nationwide through distinctive retail experience, cultivation capabilities, and product innovation. The veteran management team combines a diverse skill set with deep experience in the cannabis sector, franchising, and the capital markets to lead a new generation of public cannabis companies that provide transparency, consistency, and well-being. Headquartered in Arizona, the company is currently expanding its operations space up to 640,000 square feet on its 50-acre site, one of the largest properties in Arizona zoned to grow and cultivate flower. For additional information, visit item9labscorp.com.

Use of Non-GAAP Financial Measures

To supplement the Company's financial statements presented on a GAAP basis, Item 9 Labs Corp. provides Adjusted EBITDA as a supplemental measure of its performance. To provide investors with additional insight and allow for a more comprehensive understanding of the information used by management in its financial and decision-making surrounding pro forma operations, Item 9 Labs Corp. supplements its consolidated financial statements presented on a basis consistent with U.S. generally accepted accounting principles, or GAAP, with Adjusted EBITDA as a non-GAAP financial measure of earnings. Adjusted EBITDA represents EBITDA plus stock-based compensation and acquisition related expenses. Item 9 Labs Corp. management uses Adjusted EBITDA as a financial measure to evaluate the profitability and efficiency of the business model. The Company uses these non-GAAP financial measures to assess the strength of the underlying operations of the business. These adjustments, and the non-GAAP financial measures that are derived from them, provide supplemental information to analyze its operations between periods and over time. Item 9 Labs Corp. finds this especially useful when reviewing pro forma results of operations, which include large non-cash amortizations of intangible assets from acquisitions and stock-based compensation. Investors should consider its non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, including, but not limited to, risks and effects of legal and administrative proceedings and governmental regulation, especially in a foreign country, future financial and operational results, competition, general economic conditions, proposed transactions that are not legally binding obligations of the company and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include the introduction of new technology, market conditions and those set forth in reports or documents we file from time to time with the SEC. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Media Contact:
Item 9 Labs Corp.
Jayne Levy, VP of Communications
Email: Jayne@item9labs.com

Investor Contact:
Item 9 Labs Corp.
800-403-1140
Email: investors@item9labscorp.com